Exhibit 8.1

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July 26, 2023	Dubai	San Diego
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Re: U.S. Federal Income Tax Consequences of the Merger

To the addressee set forth above,

We have acted as U.S. tax counsel to Spectaire Inc., a Delaware corporation (“Spectaire”), in connection with the Agreement and Plan of Merger, dated as of January 16, 2023, by and among Perception Capital Corp. II, a Cayman Islands exempted company limited by shares (“Perception”), Perception Spectaire Merger Sub Corp., a Delaware corporation (“Merger Sub”), and Spectaire (such Agreement, the “Merger Agreement”) pursuant to which Merger Sub will merge with and into Spectaire, with Spectaire surviving. This opinion is being delivered in connection with the Registration Statement on Form S-4 of Perception filed on June 23, 2023, as amended on the date hereof (the “Registration Statement”). Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In rendering this opinion, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Merger Agreement; (iii) the Officer’s Certificate of Spectaire, dated as of today delivered to us for purposes of this opinion (the “Spectaire Officer’s Certificate”), (iv) the Officer’s Certificate of Perception and Merger Sub, dated as of today delivered to us for purposes of this opinion (the “Perception Officer’s Certificate” and together with the Spectaire Officer’s Certificate, the “Officer’s Certificates”) and (v) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. We have not undertaken any independent investigation of any factual matter set forth in the Officer’s Certificates or any of the other foregoing documents.

For purposes of our opinion, we have assumed, with your permission, that:

1.	Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the

July 26, 2023

Effective Time) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.

The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration Statement, and the Merger will be effective under the laws of the State of Delaware;

3.

All factual statements, descriptions, and representations contained in any of the documents referred to herein or otherwise made to us are true, complete, and correct in all respects and will remain true, complete, and correct in all respects up to and including the Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions, or representations or which make any such factual statements, descriptions, or representations untrue, incomplete, or incorrect at the Effective Time;

4.

Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete, and correct in all respects and will continue to be true, complete, and correct in all respects at all times up to and including the Effective Time, in each case without such qualification; and

5.

The parties have complied with and, if applicable, will continue to comply with the covenants contained in the Merger Agreement (and any agreement between Perception and Spectaire ancillary thereto) and the Registration Statement.

Under the terms of the Merger Agreement, holders of Company Capital Stock are eligible to receive Earnout Shares based on the occurrence of certain contingencies. In Revenue Procedure 84-42, the Internal Revenue Service (the “IRS”) issued guidance setting forth the conditions under which it will issue rulings that stock received in connection with contingent stock arrangements as part of a reorganization may be received on a tax-deferred basis. While the contingent stock arrangements contemplated in connection with the Earnout Shares meet the conditions set forth in Revenue Procedure 84-42, Revenue Procedure 84-42 does not purport to establish legal requirements for contingent stock arrangements to qualify for tax-deferred treatment and no ruling has been requested from the IRS.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein and in the Registration Statement, it is our opinion that the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations, and qualifications set forth below.

1.	This opinion represents our best judgment regarding the application of United States federal income tax laws arising under the Code, judicial decisions, administrative

July 26, 2023

regulations, and published rulings and procedures, but does not address all of the United States federal income tax consequences of the Merger. We express no opinion as to United States federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws. In addition, this opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events.

2.

No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement, or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties, and assumptions upon which we have relied are not true and accurate at all relevant times.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Latham & Watkins LLP